FULUCAI ANNOUNCES EXECUTION OF SHARE PURCHASE AGREEMENT TO ACQUIRE
RIGHTS TO CERTAIN OIL AND GAS INTERESTS

Calgary, Alberta (Marketwire–October 4, 2013) Further to the press release issued on August 13, 2013, Fulucai Productions Ltd. (OTCQB:FCPS) (“Fulucai” or the "Company") announces that it has executed a Share Purchase Agreement (the “SPA”) with Canyon E&P Inc.  (the “Vendor”) whereby the Company proposes to acquire 100% of the shares of Blue Sky NM, Inc. (“BSN”) from the Vendor.  BSN owns 65% interest in oil and gas properties in New Mexico, including leases and equipment (the “Properties”) including 299 wells found in leases covering 26,160 acres.  At closing, BSN will become a wholly owned subsidiary of Fulucai.

The total aggregate consideration payable by the Company to the Vendor for the Target Shares and the performance by the Vendor of its obligations under the SPA will be paid to the Vendor at Closing through the issuance to the Vendor of 65,000,000 Class "A" Shares (the "Consideration Shares") in the capital stock of the Company.  The full issuance of the Consideration Shares to be issued by the Company to the Vendor are dependent on an independent reserve evaluation (currently being completed by American Energy Advisors 1) reporting a minimum value of the Properties of  $40 million (based on the value of proven and 1/2 probable reserves of BSN at a 10% net present value discount).  Should the value be less than $40 million, the number of Consideration Shares to be issued by the Company to the Vendor will be reduced by one million (1,000,000) shares of every $1 million of value below $40 million for the Properties.  In any event, the minimum number of Consideration Shares to be issued by the Company to the Vendor will be 40 million shares.  As a condition of the SPA, the Company is required to cancel the current 65,000,000 share control block held by a prior officer and director of the Company such that, upon completion of the acquisition, the Company will have a total of 90,000,000 shares issued and outstanding.

The Closing Date is anticipated to occur on or before October 30, 2013, unless extended by mutual consent of the Company and the Vendor.  At closing, the directors of the Company are planned to be increased to five of which two will be the nominees of the Vendor.

ON BEHALF OF THE BOARD
/s/Mo Fazil
Mo Fazil
Chief Executive Officer

For information contact:
Mr. Mo Fazil
T: 403-613-7310

Disclaimers
 Except for statements of historical fact, this news release contains certain “forward-looking information” within the meaning of applicable securities laws. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” occur. Forward-looking information in this news release includes, but is not limited to, statements regarding expectations of management regarding the expiry of hold periods attached to the securities issued in settlement of debts as described in this news release. Although the Company believes that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements including, without limitation, the risk that the hold period on the shares may not expire as expected. Other than as required by law, the Company does not intend to update the forward-looking information contained in this news release.